                        INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer New
Jersey Municipal Fund, Oppenheimer Rochester National Municipals (formerly
Oppenheimer Florida Municipal Fund) and Oppenheimer Pennsylvania Municipal
Fund (collectively the Oppenheimer Multi-State Municipal Trust) of our
reports dated August 21, 2002, included in the Statements of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which is also part of such Registration Statement and
"Independent Auditors" appearing in the Statements of Additional Information.

                              KPMG LLP

Denver, Colorado
November 26, 2002